Exhibit 99.1

Press Release
February 3, 2010
7575 West Jefferson Blvd
Fort Wayne, IN 46804
260.459.3553 Phone
260.969.3590 Fax
www.steeldynamics.com

Steel Dynamics Reports Fourth Quarter and 2009 Results

FORT WAYNE, INDIANA, February 3, 2010— Steel Dynamics, Inc. (NASDAQ-GS: STLD) today announced net income of $26.7 million for the fourth quarter of 2009, or $0.12 per diluted share, and a net loss of $8.2 million, or $0.04 per diluted share for the fiscal year ended December 31, 2009. By comparison, fourth quarter 2008 showed a loss of $82.7 million and full-year 2008 net income was $463.4 million. Net sales for the fourth quarter of 2009 were $1.2 billion, 3 percent lower than the fourth quarter of 2008. Full-year 2009 net sales were $4.0 billion, 51 percent lower than net sales of $8.1 billion in 2008.

“Our fourth quarter results were within the range we bracketed in December,” said Keith Busse, Chairman and CEO. “Our steel operations met our expectations in the fourth quarter, achieving an operating profit of $108.3 million. This was the result of the continued outstanding operating performance at our mills, benefiting in particular from continued strong sales of flat-rolled and engineered-bar steels. OmniSource generated an operating profit of $4.6 million in the quarter, with weaker results due to lower margins and reduced volumes. Continued losses in the steel fabrication segment and costs related to the start-up of Mesabi Nugget also detracted from fourth quarter’s results.”

Steel shipments for the fourth quarter were 1.2 million tons, 6 percent lower than the third quarter of 2009, but 24 percent higher than the fourth quarter of 2008. The average steel selling price for the fourth quarter increased $48 per ton from $627 in the third quarter to $675 per ton, which compares to $913 per ton in the fourth quarter of 2008. The average ferrous scrap cost per ton charged in the fourth quarter increased $29 compared to the third quarter.

Steel shipments for the year 2009 were 4.0 million tons, 28 percent lower than the 5.6 million tons shipped in 2008. Year-to-year average selling price per ton decreased $322, from $973 in 2008 to $651 in 2009. SDI’s average ferrous scrap cost per ton charged in 2009 was $232 compared to $421 in 2008.

In metals recycling, OmniSource’s ferrous shipments for the fourth quarter were 1.2 million tons, 7 percent lower than the third quarter of 2009 but 34 percent higher than the fourth quarter of 2008. In the fourth quarter, OmniSource provided 49 percent of the ferrous scrap purchased by SDI’s steel mills. Fourth quarter non-ferrous shipments were 202.8 million pounds, 7 percent lower than the third quarter of 2009, but 14 percent higher than the fourth quarter of 2008.

For the year 2009, total ferrous scrap shipments were 4.1 million tons, 27 percent lower than shipments of 5.6 million tons in 2008. In 2009, 47 percent of SDI’s ferrous scrap requirements were supplied by OmniSource. Non-ferrous shipments in 2009 were 780.1 million pounds compared to 911.8 million pounds in 2008, 14 percent lower. It should be noted that 2008 ferrous and non-ferrous figures exclude shipments by Recycle South prior to the June 2008 acquisition.

“Looking back at 2009, and in light of the extraordinary steel-market and economic conditions the country faced throughout the year, the company’s performance was reasonably good,” Busse stated. “With the exception of operations depending on non-residential construction, our business improved as the year progressed. We ended the year on a sound footing, and I am very proud of our employees throughout the company. All have focused on efficient operations and cost control, as well as attention to product quality and customer service. 2009 was a tough year, but we came through this extraordinary period much better prepared.

“As we enter the new year, we have seen a slight improvement in business conditions. Demand for our flat-rolled, engineered bar, and merchant bar steel products, as well as recycled metals, remains robust; but demand for structural steel and building components is still very weak. Our flat-roll steel business, inclusive of The Techs, continues to run at a high rate of capacity utilization. OmniSource continues to operate at about 75 percent of capacity. Our first-quarter outlook is for stronger profitability in both our steel operations and in metals recycling. We expect to provide quantitative guidance later in the quarter.

“There are numerous signs of recovery in the U.S. economy. Service center and OEM steel inventories are at historically low levels. These are conditions when rapid changes traditionally occur in the steel marketplace. As always, with our flexible operating culture and top-notch production facilities, Steel Dynamics is in a very good position to take advantage of these market opportunities as they develop,” Busse said.

Operating Segment Information

The following highlights our fourth quarter and full-year 2009 results for each of SDI’s three primary operating segments.  These operating results exclude profit-sharing costs and amortization related to each of the respective segment’s intangible assets.

Steel Operations. Steel operations represented 64 percent of the company’s fourth quarter external net sales and 63 percent of the company’s external net sales for the full year 2009. This segment includes five electric-arc-furnace (EAF) steel mills and related steel finishing and processing facilities, including The Techs. In addition to flat-rolled steel, the company’s steel operations produce structural steel, merchant bars, special-bar-quality steel, rail, and other specialty shapes.

Fourth quarter 2009 steel operations net sales were $790.0 million on shipments of 1.2 million tons (including intra-company shipments).  Steel operations net sales for the year 2009 were $2.6 billion on shipments of 4.0 million tons (including intra-company shipments). Based on tons shipped for the full year 2009, including steel shipments made by The Techs, flat-rolled products accounted for 67 percent of 2009 steel segment shipments. Structural steel and rail shipments were 12 percent, merchant bars were 9 percent, engineered bars were 7 percent and the remaining 5 percent were shipments by our Steel of West Virginia subsidiary. Operating income for the steel segment in the fourth quarter was $108.3 million, or $93 per ton shipped, compared to $106 per ton in the third quarter. Operating income for the year was $209.2 million, or $52 per ton shipped.

The fourth quarter’s average selling price per ton for steel operations was $675, an increase of $48 per ton from $627 in the third quarter of 2009, but a decrease of $238 per ton from the year-ago quarter. The average ferrous scrap cost per net ton charged increased by $29 compared to the third quarter and was $78 lower than the fourth quarter of 2008. For the year 2009, the average selling price per ton was $651, a decrease of $322 from 2008. The average scrap cost per ton in 2009 decreased $189 from 2008.

Metals Recycling and Ferrous Resources. This segment includes ferrous and non-ferrous metals processing and trading by OmniSource Corporation and SDI’s Iron Dynamics scrap-substitute operation, which produces pig iron for use by the Flat Roll Division. The segment also includes expenses related to the Mesabi Nugget project, which is currently in a start-up mode. The segment’s net sales for the fourth quarter were $521.6 million (including intra-company sales to the company’s steel operations), which represents 32 percent of SDI’s fourth quarter external net sales.  For the full year 2009, the segment’s net sales were $1.7 billion (including intra-company sales to the company’s steel operations), which represents 31 percent of the company’s external net sales. The operating loss in the fourth quarter for this segment was $2.5 million and operating income for the year 2009 was $35.2 million.

OmniSource’s operating income for the fourth quarter was $4.6 million and for the year 2009 was $57.5 million.  Total ferrous shipments in the fourth quarter, including shipments to SDI’s steel operations, were 1.2 million tons and non-ferrous metals shipments were 202.8 million pounds. During the fourth quarter, the company’s metals recycling operations supplied 502,000 tons of ferrous scrap to SDI’s steel operations, or approximately 49 percent of the tonnage of ferrous scrap purchased by our mills during the quarter. For the year 2009, metals recycling operations supplied 1.6 million tons of ferrous scrap to SDI’s steel operations, or approximately 47 percent of the tonnage of ferrous scrap purchased by our mills.

Steel Fabrication Operations.  Steel fabrication operations includes New Millennium Building Systems, which fabricates steel joists, trusses, and decking used in the construction of non-residential buildings. Fourth quarter net sales were $27.2 million, or 2 percent of SDI’s fourth quarter external net sales. Net sales for the year were $158.0 million, or 4 percent of the company’s external net sales for 2009. The operating loss for the fourth quarter for this segment was $6.2 million. For the year, the operating loss was $6.1 million, or $42 per ton shipped. Fourth quarter shipments totaled 30,000 tons at an average selling price of $906 per ton. For the year 2009, shipments totaled 145,000 tons at an average selling price of $1,088.

Forward-Looking Statements

This press release contains some predictive statements about future events, including statements related to conditions in the steel and scrap metals markets, Steel Dynamics’ revenue, costs of purchased materials, future profitability and earnings, and the operation of new or existing facilities. These statements are intended to be made as “forward-looking,” subject to many risks and uncertainties, within the safe harbor protections of the Private Securities Litigation Reform Act of 1995. Such predictive statements are not guarantees of future performance, and actual results could differ materially from our current expectations.

Factors that could cause such predictive statements to turn out other than as anticipated or predicted include, among others:  the effects of prolonged or deepening recession on industrial demand; general or specific sector (i.e., automotive, consumer appliance or construction) economic conditions affecting steel consumption; the impact of price competition, whether domestic or the result of foreign imports; difficulties in integrating acquired businesses; risks and uncertainties involving new products or new technologies; changes in the availability or cost of steel scrap or substitute materials; increases in energy costs; occurrence of unanticipated equipment failures and plant outages; labor unrest; and the effect of the elements on production or consumption.

More specifically, we refer you to SDI’s detailed explanation of these and other factors and risks that may cause such predictive statements to turn out differently, as set forth in our most recent Annual Report on Form 10-K, in our quarterly reports on Form 10-Q or in other reports which we from time to time file with the Securities and Exchange Commission, available publicly on the SEC Web site, www.sec.gov, and on the Steel Dynamics Web site, www.steeldynamics.com.

Forward-looking or predictive statements we make are based upon information and assumptions, concerning our businesses and the environments in which they operate, which we consider reasonable as of the date on which these statements are made.  Due to the foregoing risks and uncertainties, however, as well as matters beyond our control which can affect forward-looking statements, you are cautioned not to place undue reliance on these predictive statements, which speak only as of the date of this press release.  We undertake no duty to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Conference Call and Webcast

On Thursday, February 4, 2010, at 10:00 a.m. Eastern time, Steel Dynamics will host a conference call in which management will discuss fourth quarter 2009 and full-year 2009 results. You are invited to listen to the live audio broadcast of the conference call over the Internet, accessible from the Steel Dynamics Web site:   www.steeldynamics.com

Dial-in information is available on our Web site.  An audio replay of the Webcast and a downloadable podcast will be available from the

SDI Web site. No telephone replay will be available.

Contact:  Fred Warner, Investor Relations Manager, (260)969-3564 or fax (260)969-3590   f.warner@steeldynamics.com

Steel Dynamics, Inc.

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

(in thousands, except per share data)

	Three Months Ended		Twelve Months Ended		Three Months Ended
	December 31,		December 31,		September 30,
	2009	2008	2009	2008	2009

Net sales	$1,179,802	$1,210,434	$3,958,806	$8,080,521	$1,172,196
Costs of goods sold	1,025,629	1,251,344	3,559,730	6,849,262	955,503
Gross profit (loss)	154,173	(40,910)	399,076	1,231,259	216,693

Selling, general, and administrative expenses	61,002	53,208	223,013	276,560	56,133
Profit sharing	2,570	(9,207)	2,980	66,997	451
Amortization of intangible assets	12,199	10,919	53,552	41,334	11,661
Operating income (loss)	78,402	(95,830)	119,531	846,368	148,448

Interest expense, net capitalized interest	33,546	41,845	141,360	144,574	34,520
Other income, net	(1,463)	(99)	(3,592)	(33,147)	(2,167)
Income (loss) before income taxes	46,319	(137,576)	(18,237)	734,941	116,095

Income taxes (benefit)	19,773	(50,029)	(7,218)	280,427	47,365
Net income (loss)	26,546	(87,547)	(11,019)	454,514	68,730
Net loss attributable to non-controlling interests	(105)	(4,874)	(2,835)	(8,872)	(288)

Net income (loss) attributable to Steel Dynamics, Inc.	$26,651	$(82,673)	$(8,184)	$463,386	$69,018

Basic earnings (loss) per share attributable to Steel Dynamics, Inc. stockholders	$.12	$(.45)	$(.04)	$2.45	$.32

Weighted average common shares outstanding	215,749	181,825	200,704	189,140	215,218

Diluted earnings (loss) per share attributable to Steel Dynamics, Inc. stockholders, including the effect of assumed conversions when dilutive	$.12	$(.45)	$(.04)	$2.38	$.30

Weighted average common shares and equivalents outstanding	234,194	181,825	200,704	194,586	234,080

Dividends declared per share	$.075	$.10	$.325	$.40	$.075

Steel Dynamics, Inc.

UNAUDITED SUPPLEMENTAL OPERATING INFORMATION

(dollars in thousands / volume data in actual net tons, except non-ferrous data)

	Three Months Ended		Twelve Months Ended		First	Second	Third
	December 31,		December 31,		Quarter	Quarter	Quarter
	2009	2008	2009	2008	2009	2009	2009
Steel Operations*

Shipments
Flat Roll Division	645,679	361,145	2,060,874	2,328,805	303,938	454,745	656,512
Structural and Rail Division	116,695	228,132	477,116	1,095,095	129,555	96,476	134,390
Engineered Bar Products Division	88,524	123,449	303,616	566,190	71,540	63,124	80,428
Roanoke Bar Division	93,212	94,374	356,829	530,452	76,610	89,112	97,895
Steel of West Virginia	47,118	45,788	202,740	264,695	43,124	54,959	57,539
The Techs	178,580	89,551	644,612	823,661	118,359	127,290	220,383
Combined	1,169,808	942,439	4,045,787	5,608,898	743,126	885,706	1,247,147
Intra-company	(67,667)	(51,803)	(251,665)	(447,729)	(52,012)	(47,590)	(84,396)
External	1,102,141	890,636	3,794,122	5,161,169	691,114	838,116	1,162,751

Production (excluding The Techs)	996,834	760,307	3,547,201	4,780,083	702,317	757,568	1,090,482

Net sales
Combined	$789,960	$860,242	$2,633,778	$5,456,712	$535,184	$526,465	$782,169
Intra-company	(33,882)	(38,189)	(122,675)	(375,016)	(30,142)	(19,572)	(39,079)
External	$756,078	$822,053	$2,511,103	$5,081,696	$505,042	$506,893	$743,090

Operating income (loss) before amortization of intangibles	$107,757	$3,646	$208,467	$858,063	$(65,022)	$36,660	$129,072
Amortization of intangibles	(2,931)	(3,189)	(12,242)	(15,033)	(3,189)	(3,190)	(2,932)
Operating income (loss)	$104,826	$457	$196,225	$843,030	$(68,211)	$33,470	$126,140

Metals Recycling and Ferrous Resources**

Ferrous metals shipments
Combined	1,202,946	897,922	4,066,834	5,553,540	729,869	840,199	1,293,820
Intra-company	(503,138)	(438,532)	(1,606,754)	(2,270,777)	(214,753)	(313,023)	(575,840)
External	699,808	459,390	2,460,080	3,282,763	515,116	527,176	717,980

Non-ferrous metals shipments (thousands of pounds)	202,838	177,246	780,084	911,832	190,394	169,784	217,068

Iron Dynamics shipments
Liquid pig iron	40,002	21,171	180,627	163,210	41,226	44,392	55,007
Hot briquetted iron	14,137	27,005	40,443	75,409	20,326	1,483	4,497
Other	744	3,833	1,483	17,769	674	29	36
Intra-company	54,883	52,009	222,553	256,388	62,226	45,904	59,540

Net sales
Combined	$521,554	$388,859	$1,682,133	3,692,421	$296,408	$308,938	$555,233
Intra-company	(143,386)	(123,080)	(441,979)	(1,207,766)	(58,702)	(68,540)	(171,351)
External	$378,168	$265,779	$1,240,154	$2,484,655	$237,706	$240,398	$383,882

Operating income (loss) before amortization of intangibles	$(2,545)	$(118,364)	$35,218	$129,216	$(12,204)	$3,810	$46,157
Amortization of intangibles	(8,865)	(7,104)	(39,927)	(24,369)	(11,943)	(10,367)	(8,752)
Operating income (loss)	$(11,410)	$(125,468)	$(4,709)	$104,847	$(24,147)	$(6,557)	$37,405

Steel Fabrication***

Shipments
Combined	30,066	63,783	145,259	286,612	45,278	35,369	34,546
Intra-company	(200)	(101)	(882)	(969)	(15)	(210)	(457)
External	29,866	63,682	144,377	285,643	45,263	35,159	34,089

Net sales
Combined	$27,245	$93,195	$158,008	$375,532	$60,807	$37,026	$32,930
Intra-company	(311)	(222)	(1,509)	(781)	(22)	(556)	(620)
External	$26,934	$92,973	$156,499	$374,751	$60,785	$36,470	$32,310

Operating income (loss) before amortization of intangibles	$(6,173)	$5,439	$(6,098)	$18,333	$3,225	$47	$(3,197)
Amortization of intangibles	(31)	(215)	(258)	(458)	(165)	(31)	(31)
Operating income (loss)	$(6,204)	$5,224	$(6,356)	$17,875	$3,060	$16	$(3,228)

*	Steel Operations include the company’s five steelmaking divisions and The Techs three galvanizing plants.
**

Metals Recycling and Ferrous Resources Operations include OmniSource and Recycle South metals recycling operations, as well as Iron Dynamics’ (IDI) pig iron substitute production facility (all IDI shipments are consumed internally). Operating income (loss) also includes the expenses associated with the construction and start up of the company’s Mesabi Nugget facilities.

***	Steel Fabrication Operations include the company’s joist and deck fabrication operations.

Steel Dynamics, Inc.

CONSOLIDATED BALANCE SHEETS

(in thousands)

	December 31, 2009	December 31, 2008
	(unaudited)
Assets
Current assets
Cash and equivalents	$9,008	$16,233
Accounts receivable, net	426,592	502,932
Inventories	852,831	1,023,235
Deferred income taxes	21,492	23,562
Income taxes receivable	137,024	86,321
Other current assets	9,856	57,632
Total current assets	1,456,803	1,709,915

Property, plant and equipment, net	2,254,050	2,072,857

Restricted cash	12,595	18,515

Intangible assets, net	533,510	614,786

Goodwill	758,259	770,438

Other assets	114,655	67,066
Total assets	$5,129,872	$5,253,577

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$262,285	$263,393
Income taxes payable	5,664	4,107
Accrued expenses	156,570	209,697
Accrued profit sharing	2,860	62,561
Senior secured revolving credit facility, matures 2012	167,000	366,000
Current maturities of long-term debt	1,182	65,223
Total current liabilities	595,561	970,981

Long-term debt
Senior secured term A loan	—	503,800
7 3/8% senior notes, due 2012	700,000	700,000
5.125% convertible senior notes, due 2014	287,500	—
6 ¾% senior notes, due 2015	500,000	500,000
7 ¾% senior notes, due 2016	500,000	500,000
Other long-term debt	67,072	15,361
Total long-term debt	2,054,572	2,219,161

Deferred income taxes	416,468	365,496

Other liabilities	60,006	65,626

Commitments and contingencies

Stockholders’ equity
Common stock	629	545
Treasury stock, at cost	(730,857)	(737,319)
Additional paid-in capital	972,985	541,686
Other accumulated comprehensive loss	—	(1,411)
Retained earnings	1,745,511	1,820,385
Total Steel Dynamics, Inc. stockholders’ equity	1,988,268	1,623,886
Non-controlling interests	14,997	8,427
Total stockholders’ equity	2,003,265	1,632,313
Total liabilities and stockholders’ equity	$5,129,872	$5,253,577

Steel Dynamics, Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

(in thousands)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2009	2008	2009	2008

Operating activities:
Net income (loss) attributable to Steel Dynamics, Inc.	$26,651	$(82,673)	$(8,184)	$463,386

Adjustments to reconcile net income (loss) attributable to Steel Dynamics, Inc. to net cash provided by operating activities:
Depreciation and amortization	54,783	52,599	221,426	208,752
Equity-based compensation	2,810	4,302	17,589	14,278
Deferred income taxes	70,763	39,299	92,596	31,306
Non-controlling interests	(105)	(4,874)	(2,835)	(8,872)
Changes in certain assets and liabilities:
Accounts receivable	53,805	618,526	72,159	310,985
Inventories	(17,148)	334,458	175,183	(18,667)
Accounts payable	(91,623)	(318,720)	(8,860)	(88,451)
Income taxes payable	584	(27,508)	1,611	(21,765)
Other working capital	(78,007)	(186,231)	(115,129)	(115,651)
Net cash provided by operating activities	22,513	429,178	445,556	775,301

Investing activities:
Purchase of property, plant and equipment	(86,886)	(101,872)	(330,052)	(412,497)
Acquisition of businesses, net of cash acquired	—	—	—	(271,159)
Purchase of securities	—	—	—	(20,373)
Sale of securities	—	—	—	32,758
Investment in direct financing lease	—	—	(27,967)	—
Other investing activities	(2,556)	(138)	(15,926)	2,037
Net cash used in investing activities	(89,442)	(102,010)	(373,945)	(669,234)

Financing activities:
Issuance of current and long-term debt	319,105	655,000	1,268,435	2,845,900
Repayment of current and long-term debt	(238,891)	(952,213)	(1,690,557)	(2,402,033)
Debt issuance costs	—	—	(13,972)	(7,544)
Issuance of common stock (net of expenses) and proceeds from exercise of stock options, including related tax effect	3,796	(1,061)	420,930	18,422
Purchase of treasury stock	—	(16,484)	—	(501,777)
Contribution from non-controlling investor	—	—	5,000	—
Dividends paid	(16,167)	(18,312)	(68,672)	(71,288)
Net cash provided by (used in) financing activities	67,843	(333,070)	(78,836)	(118,320)

Increase (decrease) in cash and equivalents	914	(5,902)	(7,225)	(12,253)
Cash and equivalents at beginning of period	8,094	22,135	16,233	28,486

Cash and equivalents at end of period	$9,008	$16,233	$9,008	$16,233

Supplemental disclosure of cash flow information:
Cash paid for interest	$72,881	$75,562	$156,163	$152,263
Cash paid for federal and state income taxes, net of refunds	$(5,851)	$25,655	$(59,397)	$341,502